EXHIBIT 8.1

SUBSIDIARIES OF GASLOG LTD.

The following companies are subsidiaries of GasLog Ltd.

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest
Gaslog Investments Ltd.	BVI	100%
GasLog Monaco S.A.M.	Monaco	100%
GasLog LNG Services Ltd.	Bermuda	100%
GasLog LNG Employee Incentive Scheme Ltd.	Bermuda	100%
GasLog Carriers Ltd.	Bermuda	100%
GAS-one Ltd.	Bermuda	100%
GAS-two Ltd.	Bermuda	100%
GAS-three Ltd.	Bermuda	100%
GAS-four Ltd.	Bermuda	100%
GAS-five Ltd.	Bermuda	100%
GAS-six Ltd.	Bermuda	100%
GAS-seven Ltd.	Bermuda	100%
GAS-eight Ltd.	Bermuda	100%
GAS-nine Ltd.	Bermuda	100%
GAS-ten Ltd.	Bermuda	100%
GAS-eleven Ltd.	Bermuda	100%
GAS-twelve Ltd.	Bermuda	100%
GasLog Shipping Company Ltd.	Bermuda	100%
Gaslog Shipping Limited	BVI	100%